UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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NYMEX Holdings, Inc.

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This filing relates to the announced acquisition of NYMEX Holdings, Inc. (“NYMEX Holdings”) by CME Group Inc. (“CME Group”) pursuant to the terms of the Agreement and Plan of Merger, dated as of March 17, 2008, by and among NYMEX Holdings, CME Group, New York Mercantile Exchange, Inc. and CMEG NY Inc.

NYMEX Holdings sent a letter to its employees on March 17, 2008 in respect of the proposed acquisition by CME Group. The following is a copy of the letter:

Dear Employees,

Today, NYMEX and CME Group announced a definitive agreement for CME Group to acquire NYMEX for approximately $9.5 billion (based on the closing price of CME Group Class A common stock on March 14, 2008) in cash and CME Group Class A common stock. We expect this acquisition to close in late 2008, subject to approvals of regulators, shareholders of both companies and NYMEX members, the repurchase of at least 75 percent of the NYMEX memberships by NYMEX and the satisfaction of customary closing conditions. More information on the terms of the deal is provided in our press release www.nymex.com.

CME Group is the best partner to help grow NYMEX’s business in the future. This strategic transaction will join the world’s leading financial and agricultural exchange with our world leading energy and metals exchange, providing customers with access to the full spectrum of commodity products. Together, we will create a diversified company well-positioned to compete globally with other cash, over-the-counter (OTC) and regulated financial markets. CME Group and NYMEX have enjoyed a long-standing relationship and have been partners since NYMEX miNY™ products were first listed on CME Globex in 2002. As a direct result of our successful partnership, approximately one million NYMEX contracts are traded on CME Globex every day.

This combination is the next evolution of our strong business, and it will build on the benefits created by our existing technology agreement. The combined company will be well-positioned to generate future growth by pairing CME Group’s distribution network with NYMEX exchange-traded and OTC energy and metals products.

As we move into this next phase of our business, I want to personally thank each and every one of you for all of your efforts to build NYMEX into the leader it is today. Our business would not be as robust – and we would not be able to attract such a strong partner – if it weren’t for your efforts. We appreciate your dedication, and we recognize that you play a critical role in building our business. Although I know it is easier said than done in times of change, we need your continued focus to help us complete our business goals for the year, including our work on The Green Exchange and with LCH, as well as the numerous other projects you are conducting on behalf of NYMEX. We must continue to deliver on these commitments to customers and shareholders as we will remain a separate company from CME Group until the transaction closes.

I know you have many questions about how this acquisition will impact you personally, and we do not have answers to each question at this time. We also may be limited in what we can say and do until after regulatory approval is received. Today I can share with you a few things that I do know, both through this letter, an Employee FAQ (see attached) and a very brief all-employee meeting that I will hold this morning at 11:30am in the Seminar Room on the 10th Floor. I want to make sure you understand the following:

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Like most mergers and acquisitions, this deal will involve job losses. This is a difficult but necessary part of integrating operations. No acquisition-related job losses will be implemented before the close, and anyone who loses his or her job as a result of the acquisition will receive severance benefits.

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This deal will also involve tremendous opportunity. The combined company will maintain clearing and trading floor operations in New York and Chicago, and we will continue to need talented people to develop energy and metals products, serve our customers and grow our product lines. Additionally, by combining with CME Group, our employees will have opportunities to be part of the leading financial exchange in the world, and to serve energy, equity, foreign exchange, interest rates and agricultural markets. You can learn more about CME Group through a summary of its capabilities, its Web site, and its magazine featuring customers and thought leaders from around the world.

It is extremely important that we speak with one voice in regard to this acquisition. We have done our best to provide you with an overview of this deal, and we ask that you refrain from further speculation. We also ask that you forward any calls from the media to Anu Ahluwalia at 299-2439 and any calls from investors to Keil Decker at 299-2209.

As we begin the process of this strategic partnership, I want to commit to you that we will continue communicating with you throughout the process. I also ask for your help and support in continuing to focus on our business goals so that we continue to grow NYMEX in 2008.

Regards,

Rich and Jim

Important Merger Information

In connection with the proposed transaction, NYMEX and CME Group intend to file relevant materials with the Securities and Exchange Commission (“SEC”), including a joint proxy statement/prospectus. Such documents, however, are not currently available. Investors are urged to read the joint proxy statement/prospectus regarding the proposed transaction when it becomes available, because it will contain important information. Investors will be able to obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about CME Group and NYMEX Holdings without charge, at the SEC’s website (http://www.sec.gov) once such documents are filed with the SEC. Copies of the joint proxy statement/prospectus can also be obtained, without charge, once they are filed with the SEC, by directing a request to NYMEX Holdings, Inc., Attention: Investor Relations, at One North End Avenue, World Financial Center, New York, New York 10282, (212) 299-2000.

NYMEX Holdings and its directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information about NYMEX Holdings’ directors and executive officers is available in NYMEX’s proxy statement, dated April 9, 2007, for its 2007 annual meeting of stockholders. Additional information about the interests of potential participants will be included in the prospectus/proxy statement when it becomes available. This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.